CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 22, 2011, relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Report to Shareholders of Invesco Basic Balanced Fund, Invesco European Small Company Fund, Invesco Global Core Equity Fund, Invesco International Small Company Fund, Invesco Mid Cap Basic Value Fund, Invesco Select Equity Fund and Invesco Small Cap Equity Fund, seven of the funds constituting AIM Funds Group (Invesco Funds Group), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
April 25, 2011